Tredegar Corporation	Contact:
Corporate Communications	Mitzi S. Reynolds
1100 Boulders Parkway	Phone: 804/330-1134
Richmond, Virginia 23225	Fax: 804/330-1177
E-mail: invest@tredegar.com	E-mail: mitzireynolds@tredegar.com
Web Site: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR REPORTS FOURTH-QUARTER, YEAR-END RESULTS

        RICHMOND, Va., Jan. 21, 2004 – Tredegar Corporation (NYSE:TG) reported fourth-quarter income from continuing operations of $6.4 million (17 cents per share) compared to $12.4 million (32 cents per share) in 2002. Earnings from manufacturing operations were $6.1 million (16 cents per share) versus $12 million (31 cents per share) in 2002. Fourth-quarter sales were flat at $181.9 million. A summary of fourth-quarter and year-end results from continuing operations is shown below:

(In millions, except per-share data)	Fourth Quarter Ended December 31		Year Ended December 31

	2003	2002	2003	2002

Sales	$181.9	$181.1	$738.7	$753.7

Income from continuing operations as reported under
generally accepted accounting principles (GAAP)	$6.4	$12.4	$19.3	$48.6
After-tax effects of:
Loss (income) related to unusual items	—	(3.9)	0.7	(3.9)
Loss associated with plant shutdowns, asset
impairments and restructurings	0.9	1.5	7.3	2.5
Loss from Therics ongoing operations	1.6	2.0	7.6	8.5
Gain on sale of other assets	(2.8)	—	(4.2)	—

Income from manufacturing operations*	$6.1	$12.0	$30.7	$55.7

Diluted earnings per share from continuing operations as
reported under GAAP	$.17	$.32	$.50	$1.25
After-tax effects per diluted share of:
Loss (income) related to unusual items	—	(.10)	.02	(.10)
Loss associated with plant shutdowns, asset
impairments and restructurings	.02	.04	.19	.06
Loss from Therics ongoing operations	.04	.05	.20	.22
Gain on sale of other assets	(.07)	—	(.11)	—

Diluted earnings per share from manufacturing operations*	$.16	$.31	$.80	$1.43

        * The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, Therics’ ongoing operations, and gain on sale of other assets have been presented separately and removed from income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations. Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations. They also exclude Therics, a technology company that cannot be analyzed and valued by historical measures of earnings and cash flow. Therics’ prospects and value currently depend on its ability to develop, manufacture, market and profit from its orthopaedic product line. There is no assurance whether or when we might realize any return on our investment in Therics.

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TREDEGAR EARNINGS, page 2

        Norman A. Scher, Tredegar’s president and chief executive officer, said: “Our films and aluminum businesses showed little momentum as 2003 closed. First-quarter 2004 profits in films are expected to remain near 2003 fourth-quarter levels. Profit growth in films will be difficult to achieve until we see a sustainable increase in sales. An important part of our strategy is the rollout of a new feminine pad topsheet for P&G for European markets, which began in 2003. The rollout is progressing well, and we continue to invest in increased European capacity. We believe that higher sales and profits will ultimately result from this and other new products.”

        Scher added: “Our aluminum business continues to struggle under difficult market conditions, which are not likely to improve during the seasonally weak winter months. We’ve already taken aggressive action to control costs. If our markets improve with the economy, we anticipate a resumption of growth and increased profitability as we move into the spring. I can assure you that we’ll continue to focus on cost reduction in both films and aluminum.”

        Regarding Therics, Scher said: “Therics has launched its initial line of orthopaedic products, which we believe will provide unique value to the rapidly growing market for bone graft substitutes.”

MANUFACTURING OPERATIONS

Film Products

        Fourth-quarter net sales in Film Products were $91.5 million, down 5% from $96.2 million in 2002. Operating profit from ongoing operations (excluding unusual items and losses related to plant shutdowns, asset impairments and restructurings) was $10.8 million versus $18.9 million last year. Volume for the quarter was 68 million pounds, down 6% from 72 million pounds in 2002.

        Fourth-quarter 2002 results include volume shortfall payments of $6.8 million. There were no volume shortfall payments in the fourth quarter of 2003. Fourth-quarter 2002 results also include sales of certain domestic backsheet to P&G (NYSE:PG) that were discontinued at the end of the first quarter of 2003.

        On a sequential basis, fourth-quarter net sales, operating profit from ongoing operations and volume were relatively flat versus the third quarter of 2003. Results continue to be affected by higher resin costs and expenses related to capacity additions in Europe, China and the U.S.

        Full-year net sales were $365.5 million versus $376.9 million in 2002. Operating profit from ongoing operations was $45.7 million compared to $72.3 million in 2002. Volume declined to 274 million pounds from 304 million pounds in 2002.

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TREDEGAR EARNINGS, page 3

        Capital expenditures were $57 million in 2003 versus $24 million in 2002 and include significant increases in capital spending for our new products and global expansion efforts. In 2004, Film Products expects to spend approximately $40 million.

Aluminum Extrusions

        Fourth-quarter net sales in Aluminum Extrusions were $85.5 million, up 6% from $80.7 million in 2002. Volume was 54 million pounds for the quarter, up slightly from 53 million pounds in 2002. Operating profit from ongoing operations declined to $2.5 million, down from $3.6 million in 2002 primarily due to the adverse effects of appreciation in the Canadian Dollar.

        Full-year net sales were $354.6 million, down 2% from $360.3 million in 2002. Operating profit from ongoing operations was $15.1 million, down 45% from $27.3 million in 2002. Annual volume declined 3% to 228 million pounds from 234 million pounds in 2002.

        Capital expenditures were $8 million in 2003 and are expected to be approximately $10 million in 2004.

THERICS

        The fourth-quarter operating loss from ongoing operations at Therics was $2.4 million compared to a loss of $3 million in 2002. The loss from ongoing operations for the year was $11.7 million versus $13.1 million in 2002.

OTHER ITEMS

        Fourth-quarter results include a net after-tax gain of $2.8 million (7 cents per share) related to gain on the sale of securities and real estate, and a loss of $951,000 (2 cents per share) associated with plant shutdowns, asset impairments and restructurings. Last year’s fourth-quarter results include a net after-tax gain of $2.4 million (6 cents per share) primarily related to contract terminations and revisions and asset impairments in Film Products.

        Fourth-quarter results also include a net after-tax gain from discontinued operations of $2.9 million (7 cents per share) compared to a net loss of $10.4 million (27 cents per share) related to discontinued venture capital activities.

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TREDEGAR EARNINGS, page 4

        Full-year results for 2003 include net after-tax charges for unusual items, plant shutdowns, asset impairments and restructurings of $8 million (21 cents per share) compared to a net after-tax gain of $1.4 million (4 cents per share) in 2002. Results in 2003 also include a net after-tax gain of $4.2 million (11 cents per share) from the sale of securities and real estate. The net loss in 2003 from discontinued operations was $45.7 million ($1.19 per share) versus a net loss of $51.2 million ($1.32 per share) in 2002.

        Further details regarding other items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE

        Pro forma net debt (debt net of cash and income taxes recoverable from the sale of the venture capital portfolio) was $64.7 million, or less than one times the last twelve months adjusted EBITDA from manufacturing operations. See notes to financial tables for reconciliations to comparable GAAP measures.

QUARTERLY CONFERENCE CALL

        Tredegar management will host a conference call on January 22 at 11:00 a.m. EST to discuss its earnings results. Individuals can access the call by dialing 888-662-7338. Individuals calling from outside the United States should dial 706-679-4074. A replay of the call will be available, beginning at 2:00 p.m. on January 22 through January 29, by dialing 800-642-1687 (domestic) or 706-645-9291 (international), conference ID 4983711.

        Alternatively, individuals may listen to the live audio webcast of the presentation by visiting the Tredegar Web site at www.tredegar.com. The webcast of the call may be accessed by selecting the “Webcast of fourth-quarter results” link under “What’s New” on the home page. An archived version of the call will be available for replay on the Web site for approximately two weeks.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

        The words “believe,” “hope,” “expect,” “are likely,” and similar expressions identify “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the following:

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TREDEGAR EARNINGS, page 5

        Film Products is highly dependent on sales to one customer, which comprised approximately 30% of Tredegar’s net sales in 2003. Film Products’ success in this regard depends on its ability to develop products that meet this customer’s requirements as well as market acceptance of this customer’s products. Our ability to grow Film Products and attract new customers depends on developing and delivering new products, especially in the personal care market. Personal care products are now being made with a variety of new materials, replacing traditional backsheet and other components. While we have substantial technical resources, there can be no assurance that our new products can be brought to market successfully, or at the same level of profitability and market share of replaced films. A shift in customer preferences away from our technologies, our inability to develop and deliver new profitable products, or delayed acceptance of our new products in domestic and foreign markets, could have a material adverse effect on our business.

        Aluminum Extrusions is a cyclical business that is highly dependent on the economic conditions of its end-use markets in the U.S. and Canada, particularly in the construction, distribution and transportation industries. This business is also subject to seasonal slowdowns during the winter months. Aluminum Extrusions is under increasing domestic and foreign competitive pressures, including a growing presence of Chinese imports in a number of Aluminum Extrusions’ markets.

        Therics’ prospects and value depend on its ability to develop, manufacture, market, sell and profit from its orthopaedic product line and to achieve specified milestones, all of which will depend on its preclinical, clinical, regulatory, purchasing, manufacturing, and sales and marketing capabilities or, where appropriate, its ability to enter into satisfactory arrangements with third parties to provide those functions.

        Future performance is also influenced by the costs incurred by Tredegar’s businesses. There is no assurance that cost control efforts will offset cost increases or any additional declines in revenues. Likewise, there is no assurance of our ability to pass through to our customers cost increases in raw materials.

        Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

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TREDEGAR EARNINGS, page 6

        To the extent that this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

        Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions. Tredegar is also developing and marketing bone graft substitutes through its Therics subsidiary.

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Tredegar Corporation Condensed Consolidated Statements of Income (In Thousands, Except Per-Share Data) (Unaudited)

	Fourth Quarter Ended December 31		Year Ended December 31

	2003	2002	2003	2002

Sales	$181,907	$181,097	$738,651	$753,724
Other income (expense), net (b)	4,323	(74)	7,853	546

	186,230	181,023	746,504	754,270

Cost of goods sold	149,479	138,962	606,242	582,658
Freight	4,936	4,210	18,557	16,319
Selling, R&D and general expenses	18,586	19,884	72,115	72,598
Amortization of intangibles	67	11	268	100
Interest expense	1,786	2,453	6,785	9,352
Plant shutdowns, asset impairments and restructurings (a)	1,486	2,442	11,426	3,884
Unusual items (b)	—	(6,147)	1,067	(6,147)

	176,340	161,815	716,460	678,764

Income before income taxes	9,890	19,208	30,044	75,506
Income taxes	3,522	6,852	10,717	26,881

Income from continuing operations	6,368	12,356	19,327	48,625
Discontinued operations (c):
Loss from venture capital investment activities (including
an after-tax loss on the sale of the venture capital
investment portfolio of $46.3 million in 2003)	2,947	(10,374)	(46,569)	(42,428)
Loss from operations of Molecumetics (including an
after-tax gain on the sale of intellectual property
of $891,000 in 2003 and a loss on disposal
of $4.9 million in 2002)	—	—	891	(8,728)

Net income (loss) (a) (b) (c) (d)	$9,315	$1,982	$(26,351)	$(2,531)

Earnings (loss) per share:
Basic:
Continuing operations	$.17	$.32	$.51	$1.27
Discontinued operations	.08	(.27)	(1.20)	(1.34)

Net income (loss)	$.25	$.05	$(.69)	$(.07)

Diluted:
Continuing operations	$.17	$.32	$.50	$1.25
Discontinued operations	.07	(.27)	(1.19)	(1.32)

Net income (loss)	$.24	$.05	$(.69)	$(.07)

Shares used to compute earnings (loss) per share:
Basic	38,101	38,298	38,096	38,268
Diluted	38,389	38,775	38,441	38,869
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Tredegar Corporation Net Sales and Operating Profit by Segment (In Thousands) (Unaudited)

	Fourth Quarter Ended December 31		Year Ended December 31

	2003	2002	2003	2002
Net Sales
Film Products	$91,519	$96,237	$365,501	$376,904
Aluminum Extrusions	85,452	80,650	354,593	360,293
Therics	—	—	—	208

Total net sales	176,971	176,887	720,094	737,405
Add back freight	4,936	4,210	18,557	16,319

Sales as shown in the Consolidated
Statements of Income	$181,907	$181,097	$738,651	$753,724

Operating Profit
Film Products:
Ongoing operations	$10,837	$18,865	$45,676	$72,307
Plant shutdowns, asset impairments and
restructurings (a)	(1,486)	(2,124)	(5,746)	(3,397)
Unusual items (b)	—	6,147	—	6,147

	9,351	22,888	39,930	75,057

Aluminum Extrusions:
Ongoing operations	2,509	3,567	15,117	27,304
Plant shutdowns, asset impairments and
restructurings (a)	—	(318)	(644)	(487)
Gain on sale of land	1,385	—	1,385	—

	3,894	3,249	15,858	26,817

Therics:
Ongoing operations	(2,430)	(3,026)	(11,651)	(13,116)
Restructurings (a)	—	—	(3,855)	—
Unusual items (b)	—	—	(1,067)	—

	(2,430)	(3,026)	(16,573)	(13,116)

Total operating profit	10,815	23,111	39,215	88,758
Interest income	97	436	1,183	1,934
Interest expense	1,786	2,453	6,785	9,352
Gain on the sale of corporate assets (b)	2,924	—	5,155	—
Corporate expenses, net (a)	2,160	1,886	8,724	5,834

Income before income taxes	9,890	19,208	30,044	75,506
Income taxes	3,522	6,852	10,717	26,881

Income from continuing operations	6,368	12,356	19,327	48,625
Income (loss) from discontinued operations (c)	2,947	(10,374)	(45,678)	(51,156)

Net income (loss) (a) (b) (c) (d)	$9,315	$1,982	$(26,351)	$(2,531)

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Tredegar Corporation Condensed Consolidated Balance Sheets (In Thousands) (Unaudited)

	December 31 2003	December 31, 2002
Assets

Cash & cash equivalents	$19,943	$109,928
Accounts & notes receivable	84,110	92,892
Income taxes recoverable	61,508	12,863
Inventories	49,572	43,969
Deferred income taxes	10,998	20,976
Prepaid expenses & other	5,015	3,962

Total current assets	231,146	284,590

Property, plant & equipment, net	297,476	250,603
Net non-current assets of Therics held for sale (b)	—	10,406
Venture capital investments (c)	—	93,765
Other assets	83,855	66,316
Goodwill & other intangibles	140,548	132,282

Total assets	$753,025	$837,962

Liabilities and Shareholders’ Equity

Accounts payable	$46,706	$35,861
Accrued expenses	42,456	42,409
Current portion of long-term debt	8,750	55,000

Total current liabilities	97,912	133,270

Long-term debt	130,879	204,280
Deferred income taxes	66,276	27,443
Other noncurrent liabilities	10,559	10,037
Shareholders’ equity	447,399	462,932

Total liabilities and shareholders’ equity	$753,025	$837,962

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Tredegar Corporation Condensed Consolidated Statement of Cash Flows (In Thousands) (Unaudited)

	Year Ended December 31

	2003	2002
Cash flows from operating activities:
Net income (loss)	$(26,351)	$(2,531)
Adjustments for noncash items:
Depreciation	32,354	31,834
Amortization of intangibles	267	100
Deferred income taxes	37,370	7,690
Accrued pension income and postretirement
benefits	(4,812)	(9,101)
Loss on venture capital investments	70,256	60,700
Gain on sale of corporate assets	(5,155)	—
Loss on asset impairments and divestitures	2,456	12,514
Changes in assets and liabilities, net of effects of acquisitions:
Accounts and notes receivables	14,649	(14,511)
Inventories	(2,294)	1,641
Income taxes recoverable	(48,737)	(7,453)
Prepaid expenses and other	(763)	(1,579)
Accounts payable	7,354	(10,433)
Accrued expenses and income taxes payable	447	(2,253)
Other, net	(660)	(1,345)

Net cash provided by operating activities	76,381	65,273

Cash flows from investing activities:
Capital expenditures	(65,808)	(31,336)
Acquisitions (net of cash acquired of $343)	(1,579)	—
Venture capital investments	(2,807)	(20,373)
Proceeds from sale of venture capital investments	21,504	8,918
Proceeds from the sale of corporate assets and property disposals	9,602	2,020
Other, net	2,600	(1,317)

Net cash used in investing activities	(36,488)	(42,088)

Cash flows from financing activities:
Dividends paid	(6,103)	(6,134)
Net decrease in borrowings	(119,651)	(5,218)
Repurchases of Tredegar common stock	(5,170)	(1,429)
Proceeds from exercise of stock options	1,046	2,714

Net cash used in financing activities	(129,878)	(10,067)

(Decrease) increase in cash and cash equivalents	(89,985)	13,118
Cash and cash equivalents at beginning of period	109,928	96,810

Cash and cash equivalents at end of period	$19,943	$109,928

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Selected Financial Measures (In Millions) (Unaudited)

	For the Year Ended December 31, 2003

	Film Products	Aluminum Extrusions	Therics	Total
Total operating profit as reported	$39.9	$15.9	$(16.6)	$39.2
Allocation of corporate overhead	(5.2)	(2.1)	—	(7.3)
Add back:
Losses associated with plant shutdowns, asset
impairments and restructurings	5.7	.6	3.9	10.2
Gain on sale of land	—	(1.4)	—	(1.4)
Unusual items	—	—	1.1	1.1
Depreciation and amortization	19.8	10.9	1.6	32.3

Adjusted EBITDA (e)	$60.2	$23.9	$(10.0)	$74.1

Selected balance sheet and other data as of December 31, 2003:
Cash invested to date in Therics	$65.0
Pro forma net debt (f)	$64.7
Shares outstanding	38.2

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in the fourth quarter of 2003 include:

•	A pretax charge of $611,000 primarily related to severance costs associated with the shutdown of the films manufacturing facility in New Bern, North Carolina; and,

•	Pretax charges of $875,000 for asset impairments in Film Products.

Plant shutdowns, asset impairments and restructurings in 2003 include:

•	Pretax charges of $4.5 million for severance costs in connection with restructurings: Film Products ($1.9 million), Aluminum Extrusions ($256,000), Therics ($1.2 million) and at corporate headquarters ($1.2 million; included in “Corporate expenses, net” in the Operating Profit by Segment table);

•	Pretax charges of $2.8 million for asset impairments in Film Products;

•	Pretax charges of $2.7 million related to the estimated loss on the sub-lease of a portion of the Therics facility in Princeton, New Jersey;

•	A pretax charge of $611,000 primarily related to severance costs associated with the shutdown of the films manufacturing facility in New Bern, North Carolina;

•	A pretax charge of $388,000 related to an early retirement program in Aluminum Extrusions; and,

•	Pretax charges of $437,000 for additional costs incurred related to previously announced plant shutdowns in Film Products.

Plant shutdowns, asset impairments and restructurings in the fourth quarter of 2002 include:

•	A pretax charge of $1.5 million for asset impairments in Film Products;

•	Pretax charges of $667,000 for additional costs incurred related to previously announced plant shutdowns in Film Products; and,

•	A pretax charge of $318,000 for additional costs related to the shutdown of the aluminum extrusions plant in El Campo, Texas.

Plant shutdowns, asset impairments and restructurings in 2002 include:

•	A pretax charge of $1.5 million for asset impairments in Film Products;

•	Pretax charges of $1.9 million for additional costs incurred related to previously announced plant shutdowns in Film Products; and,

•	Pretax charges of $487,000 for additional costs related to the shutdown of the aluminum extrusions plant in El Campo, Texas.

(b)	Unusual items in 2003 include a first-quarter pretax charge of $1.1 million related to an adjustment for depreciation at Therics based on Tredegar’s decision to suspend divestiture efforts. Unusual items in 2002 include a fourth-quarter pretax net gain of $5.6 million for payments received from P&G related to termination of and revisions to contracts and related asset write-downs, and a fourth-quarter pretax gain of $529,000 related to a prior acquisition.

Gains on the sale of corporate assets in 2003 include pretax gains of $2.9 million in the fourth quarter and $942,000 in the third quarter on the sale of public securities and $1.3 million in the third quarter on the sale of corporate real estate.

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(c)	On March 7, 2003, Tredegar announced that Tredegar Investments had reached definitive agreements to sell substantially all of its venture capital investment portfolio. On March 22, 2002, Tredegar announced its intent to divest its biotech operations. Operations were ceased at Molecumetics on July 2, 2002. The operating results associated with venture capital investment activities and Molecumetics have been reported as discontinued operations.

Discontinued operations for 2003 also include a gain of $891,000 after-taxes on the sale of intellectual property of Molecumetics and a loss on the divestiture of the venture capital investment portfolio of $46.3 million after taxes. Discontinued operations in the fourth quarter of 2003 include a reversal of a valuation allowance of $2.9 million for deferred tax assets associated with capital loss carryforwards recorded with the sale of the venture capital portfolio. Subsequent capital gains realized from the sale of corporate assets and unrealized appreciation associated with corporate assets held for sale now indicate that realization of related deferred tax assets is more likely than not. Discontinued operations in 2002 also include a loss on the disposal of Molecumetics of $4.9 million after taxes.

(d)	Comprehensive income (loss), defined as net income and other comprehensive income (loss), was income of $15.4 million for the fourth quarter of 2003 and income of $3.3 million for the fourth quarter of 2002. Comprehensive income (loss) was a loss of $6.0 million in 2003 and a loss of $10.1 million in 2002. Other comprehensive income (loss) includes changes in: unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and minimum pension liability recorded net of deferred taxes directly in shareholders’ equity.

(e)	Adjusted EBITDA represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, and gain on sale of corporate assets. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes depreciation and amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, measures of which may vary among peer companies.

(f)	Pro forma net debt is calculated as follows (in millions):

Debt	$139.6
Less:
Cash and cash equivalents	(19.9)
Income taxes recoverable related to the sale of the
venture capital investment portfolio	(55.0)

Pro forma net debt	$64.7

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